Contact:	Mark L. Mestayer Chief Financial Officer (225) 293-9440

PICCADILLY CAFETERIAS, INC. ANNOUNCES
PROPOSED PRIVATE UNIT OFFERING

BATON ROUGE, Louisiana (November 15, 2000) -- Piccadilly Cafeterias, Inc. (NYSE: PIC) announced today that it is proposing to make a private offering of 75,000 units consisting of an aggregate of approximately $75 million principal amount of Senior Secured Notes due 2007 and warrants for the purchase of common stock. The offering will be made in accordance with Rule 144A under the Securities Act of 1933. The interest rate and other terms of the Secured Senior Notes and the terms of the common stock purchase warrants have yet to be finalized.

The Company expects to use the net proceeds from the sale of the units to repay approximately $69 million in outstanding bank debt and for additional working capital and other purposes.

The offering will be a private placement under Rule 144A of the Securities Act of 1933 and will be made only to qualified institutional buyers and to a limited number of institutional accredited investors. The securities to be offered are not being registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or an available exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy the units, the notes or the warrants.

Piccadilly currently operates 238 cafeterias. Operating units are located primarily in the southeastern and mid-Atlantic regions of the United States. For more information, visit the Company's website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, sales-building and cost-saving strategies, advertising expenditures, or disposition of impaired units, involve risks and uncertainties relative to return expectations, and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, advertising effectiveness, the ability to achieve cost reductions, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which could cause actual results to differ from present plans or expectations, and such differences could be material.